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                                                                    EXHIBIT 2.00

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 22nd day of February 2002 by and between 1st Financial Bancshares, Inc. ("Seller") and Brooke Bancshares, Inc. ("Buyer").

WITNESSED:

WHEREAS, the Seller owns all 5,000 shares of the total issued and outstanding shares of stock in Centerville State Bank, Centerville, Kansas (the "Bank"); and

WHEREAS, the parties hereto desire to set forth the terms and conditions by which Buyer will purchase from Seller and Seller shall sell, convey, transfer and set over unto Buyers all of Seller's right, title and interest in and to all issued and outstanding shares of stock in Bank, all on the terms and conditions set forth hereinafter;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. PURCHASE OF SHARES. On the closing date as set forth hereinafter (the "Closing Date"), subject, however, to the terms, conditions and restrictions herein contained, Buyer shall purchase from Seller all of Seller's shares of stock in the Bank, totaling 5,000 shares of common stock (the "Shares").

2. PURCHASE PRICE FOR SHARES BEING ACQUIRED; METHOD OF PAYMENT. Buyer agrees to pay to Seller the "Formula Price" (as hereinafter defined) for the Shares. For purposes of this Agreement, the "Formula Price" shall be calculated as of the close of business on the last business day of the calendar month preceding the Closing Date (such last business day of the calendar month preceding the Closing Date is referred to herein as the "Determination Date").

The "Formula Price" for the Shares shall be the "Capital Account" (as hereinafter defined) of the Bank as of the Determination Date plus a premium of Two Hundred Thousand and No/100 Dollars ($200,000). In no event will the Formula Price for the Bank Stock exceed $1,032,000. The "Capital Account" for the Bank shall be its total capital, surplus, undivided profits and net income year-to-date determined in accordance with the Bank's past accounting practices; "Capital Account" specifically excludes any reserve for loan losses, net unrealized gain on available for sale securities and goodwill. The parties acknowledge that as of December 31, 2001, the Formula Price was One Million Nineteen Thousand and No/100 Dollars ($1,019,000).

Concurrent with the execution hereof, Buyer will convey to First Community Bank, Lee's Summit, Missouri (as "Escrow Agent") by cashier's check or electronically wired funds the sum of $25,000 to be held pursuant to an escrow agreement mutually acceptable to the parties hereto. Such amounts shall be held by Escrow Agent and shall be referred to herein as the "Earnest Money Deposit".

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Buyer and Seller shall each be responsible for one-half of the Escrow Agent's fees. If this transaction closes in accordance with the terms hereof, then at the closing, the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer. Buyer will make the payment due to Seller in accordance with the terms of this Agreement. If this transaction does not close for any reason, except the failure to gain regulatory approval, then the disposition of the Earnest Money Deposit will be as provided in Section 25 hereof. Reference hereinafter to the "Earnest Money Deposit" shall include reference to all interest earned on such Earnest Money Deposit through the date of disposition of such account.

3. CLOSING DATE FOR PURCHASE OF SHARES. The Closing Date shall take place on or before the tenth day of the month following the month in which all contingencies to Seller's and Buyer's obligation to sell and purchase the Shares have been met or waived, all required regulatory approvals have been obtained, and all applicable waiting periods have expired, unless Buyer or Seller mutually agree in writing to postpone the closing date up to 30 days. The closing shall take place at such location as the parties shall agree. At the closing, Buyer shall deliver to Seller the payment required under the terms of this Agreement. Such payment shall be in the form of wire transfer to Seller's account with 1st Financial Bank, Overland Park, Kansas, all in accordance with wire transfer instructions furnished in writing by Seller. Seller shall deliver to Buyer the certificate or certificates evidencing the shares of stock in the Bank being conveyed to Buyer hereunder with such certificate(s) properly endorsed or accompanied by properly executed stock powers. Additionally, the Earnest Money Deposit will be returned to Buyer by the Escrow Agent. Seller will also deliver to Buyer the corporate minute books, stock registers, corporate seals, all shares of Bank Stock and all similar corporate documents for the Bank, and shall deliver the resignations of all officers and directors of the Bank. Further, all parties agree to execute and deliver any and all additional documents which are required by this Agreement to be delivered at Closing including, not by way of limitation, a certified copy of the certificate of authority of the Bank as of the Closing Date from the Kansas Banking Department and insurance certificate from the Federal Deposit Insurance Corporation, certificates executed by Seller confirming that all representations and warranties herein contained are true, accurate and complete as of the Closing Date, and any and all other documentation as contemplated herein. In addition, if Seller (through its subsidiaries) is required to purchase any loans pursuant to Section 6(f) hereof or any securities pursuant to Section 6(h) hereof, then payment for same shall be made by Seller (or Seller's subsidiary) to the Bank at closing and the Bank shall deliver appropriate assignment documentation with respect to such securities and/or loans.

Notwithstanding anything herein contained to the contrary, the Closing Date shall not be later than June 30, 2002 (the "Drop Dead Date"), unless Buyer and Seller mutually agree in writing to extend the closing beyond the Drop Dead Date. If this transaction does not close for any reason by the Drop Dead Date (and such date has not be extended by written agreement of all parties hereto), then this Agreement shall terminate, neither party hereunder shall have any further liability to the other, and the Earnest Money Deposit shall be distributed in accordance with the terms of Section 25 herein.

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4.   EXAMINATION OF ASSETS. All parties acknowledge and agree that as of the date of the execution of this Agreement, representatives designated by Buyer have not examined and inspected certain assets of the Bank including its loan portfolio and securities account. Buyer and its authorized representatives shall have forty-five (45) days (the "Due Diligence Period") from the date of this Agreement to conduct its due diligence to inspect and examine the assets of the Bank. During the Due Diligence Period, Seller shall give to Buyer full and free access at all reasonable times to the financial statements; offices, properties, personnel, auditors, books, records, stock books, minutes books, books of account, notes, loan files, insurance policies, documents, files and correspondence of Bank. Such access to Bank records shall be conducted in such a manner that does not interfere with the normal operations of Bank. Seller shall provide to Buyer all information and documents related to the Bank which are reasonably requested by Buyer. If such initial due diligence discloses any materially adverse conditions in the financial condition, assets or operations of the Bank, then Buyer shall have the right, in its sole discretion, to terminate this Agreement; provided, however, that Buyer shall deliver to Seller written notice of the materially adverse condition of the Bank and Seller shall have a thirty (30) day period to cure said condition. In the event that Seller fails to cure said condition, this Agreement shall terminate and Buyer shall receive a full refund of its Earnest Money Deposit. Such termination shall be deemed to occur as a result of the failure of a condition precedent. During the Due Diligence Period, Buyer's auditors shall also be authorized to perform such activities as are required to conduct an audit of the Bank as of December 31, 2001, including without limitation the dissemination of account confirmation letters. If such event occurs, then unless Buyer is willing to waive such matter or unless Buyer and Seller agree to a modification of the terms hereof, this Agreement shall terminate and shall be deemed to have terminated as a result of a failure of a condition precedent. It is specifically agreed by the parties hereto that the rights given to Buyer to conduct due diligence as provided hereunder are not intended to result in Buyer having the right to negotiate a modification to the purchase price, but merely to allow Buyer to determine whether or not it wishes to close on the acquisition described hereunder in accordance with the terms of this Agreement.

Seller specifically acknowledges and agrees that the conduct of inspections by Buyer and the failure of Buyer to terminate this Agreement subsequent to all such inspections (including those taken prior to the execution hereof) in no way undermines, obviates or otherwise affects the representations and warranties of Seller contained herein, except as to matters which are disclosed prior to closing in writing to Buyer, or which are clearly disclosed in the books and records of Bank made available to Buyer.

5.   [INTENTIONALLY LEFT BLANK].

6. OPERATION OF BANK FROM AND AFTER DATE OF AGREEMENT. Seller agrees that between the dates of execution hereof and the Closing Date, it shall cause the Bank to be operated in conformity with the following terms and conditions:

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  a) There shall be no additional issuance of any class of common or preferred stock nor the creation of any new class of stock, nor any alteration of the authorized shares of stock in the Bank. Further, Bank shall not redeem any of its stock.

  b) The Bank shall not enter into any stock options, stock warrants or other agreements granting to any third party the right to acquire additional stock of the Bank.

  c) The Articles of Incorporation and Bylaws of the Bank shall not be amended.

  d) No dividends shall be declared or paid with respect to the stock of the Bank; provided, however, Bank may declare and pay dividends with respect to its stock prior to the Closing Date only to the extent that the Capital Account (as hereinabove defined) will not be below Eight Hundred Thirty
     Two Thousand Dollars ($832,000) as of the Determination Date.

  e) The Bank will carry on its respective business diligently and substantially in the same manner as heretofore conducted and will not make or institute any unusual or novel methods of management, accounting or operation and, further, will not do anything to result in material non-compliance with any applicable rule or regulation of the federal, state, and municipal governments and all regulatory agencies.

  f) All loans at the Bank will be made in accordance with the loan policies then in effect. Seller agrees that it shall cause the Bank to give written notice to Buyer of any proposed loan in excess of Fifty Thousand Dollars ($50,000.O0)(or establishment of a credit line in excess of Fifty Thousand Dollars ($50,000.00)) to any new customer of the Bank. Buyer shall have until the close of business on the next business day following the receipt of such notice to advise Seller's Representative as to whether or not Buyer approves of such loan. Likewise, if Buyer provides Seller with a list of borrowers with respect to which Buyer has raised questions, Seller agrees to cause the Bank to give Buyer notice of any proposed increase on existing loans to such borrowers and shall also cause the Bank to give Buyer notice of any proposed increase on all other existing loans to the extent such increase of such existing loans involves the great of (i) Twenty Thousand Dollars ($20,000) or (ii) ten percent (10%) of the existing loan balance (or existing credit line limit). Buyer shall again have until 5:00 p.m. on the next business day following receipt of written notice of such proposed loan increase to advise Seller's Representative as to whether or not Buyer approves of such proposed increase. It is specifically understood and agreed that the approval process hereunder shall in no way restrict the ability of the Bank to conduct business in its normal course and Seller is free to cause the Bank to make any loans (increase existing loans) over the objection of Buyer hereunder. However, to the extent the Bank makes any new loans or increases any existing loans over the objection of Buyer as set forth in this paragraph, then Seller's Representative agrees to cause the Bank to give Buyer written notice of same immediately following the commitment to make such loan or increase such existing loan. In such event, Seller agrees that at the closing, Seller shall purchase from the Bank the entirety of all loans made with respect to which Buyers has expressed objection (either as to the

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     making of the loan or the increase of any existing loan). Such loan(s)
     shall be purchased at an amount equal to the total outstanding principal balance, all accrued and unpaid interest and any and all other outstanding expenses due the Bank from such borrower. Payment shall be made in full at closing by immediately available funds (or by a set-off of the payment due Seller hereunder) and the parties shall execute appropriate assignment documentation to assure that such loans and all collateral securing same are properly assigned to Seller without recourse.

  g) Bank will not grant any increases in the rates of pay, bonuses or other compensation of any of its employees or any increases in the fixed compensation payable or to become payable to any directors, officers, or other employees of the Bank except consistent with past compensation practices. All increases shall be done in the same manner and same fashion and on the same basis as past compensation practices of the Bank. The Bank will not make any change in its employment commitments or enter into any agreements that cannot be terminated upon the giving of thirty (30) days notice.

  h) The Bank (including any subsidiary of Bank) will not sell or dispose of any of its assets other than in the ordinary course of business except those loan participations acquired as listed on the attached Exhibit "A". The Bank agrees to give Buyer written notice in the event the Bank or its subsidiary engages in any securities sales between the dates hereof and the Closing Date. Any such notice shall include all specifics with regard to the terms of such sale(s) of securities. Further, Seller agrees to cause the Bank to give Buyer notice of any securities to be purchased by the Bank; provided, however, that no notice shall be required with respect to the acquisition of U.S. Treasury Notes with maturities of two years or less. Buyer may give Seller's Representative written notice on or before 5:00 on the business day next following the date of receipt of such written notice by Buyer of the fact the Buyer does not approve of such securities purchase. Buyer agrees that it shall not unreasonably withhold any requested approval. If Buyer gives such notice of non-approval, the Bank shall nonetheless be permitted to acquire such security, buy in such event, Seller agrees that it shall purchase such security(ies) from the Bank at closing, if so requested by Buyer. The purchase price for sale of any such asset shall be its marked to market fair market value as of the Determination Date.

  i) Except as otherwise permitted herein, the Bank shall not create any indebtedness other than (i) that incurred in the usual and ordinary course of business, (ii) that incurred pursuant to existing contracts, or (iii) that reasonably incurred in doing acts and things contemplated by the specific terms and conditions of this Agreement. Likewise, the Bank shall not mortgage, pledge or subject to lien or other encumbrance any of its respective properties or assets; provided, however, that nothing herein contained shall prohibit the Bank from pledging certain bonds of the Bank in order to secure public funds.

  j) The Bank will maintain in full force and effect all insurance policies and blanket bond coverage presently in effect, including insurance of all accounts with the FDIC.

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  k) The Bank will not do any act or omit to do any act which will cause or permit a breach of any material contract, commitment or obligation to which it is a party.

  l) The Bank will use, operate, maintain and repair all tangible personal property in a careful and efficient manner, consistent with past practice.

  m) The Bank will advise the Buyer as soon as reasonably possible of any loans which are charged off whether required by regulatory authority or otherwise. Further, if a regulatory examination of the Bank takes place at any time after the date of this Agreement, Seller and the Bank shall give Buyer notice of same and, as long as same is not prohibited by law, rule or regulation or not objected to by the examining authority, Buyer shall be entitled to attend, either in person or by a designated representative, and Buyer or such representative shall be entitled to participate in such examination.

  n) Seller will cause the Bank to make available to Buyer any statements of condition or other financial data which Buyer requests from time to time.

  o) Seller will cause notice to be sent to Buyer of any and all meetings of the Board of Directors and/or Shareholders of the Bank between the dates hereof and the Closing date. An authorized representative of Buyer shall be entitled to attend any and all such meetings.

  p) The Bank shall make no expenditures or commitments for expenditures for capital assets (exclusive of repairs or existing assets or other emergency situations) in excess of Five Thousand Dollars ($5,000.00) for a single item nor enter into any leases of capital assets, unless Buyer has granted prior approval.

  q) The Bank shall both accrue and establish appropriate reserves for any and all taxes due and owing (including those which are current, accrued and deferred) with respect to the operation of the Bank through the Closing Date.

  r) The Bank will use its best efforts (without making any commitments on behalf of the Buyer) to preserve its business organization intact, to keep available its present employees, and to preserve its present relationship with the customers and others having business relations with it.

  s) The Bank will not engage in any transaction which is not in the usual and ordinary course of its business and consistent with its past business practices.

7. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER. Except as expressly set forth in the Seller Disclosure Schedule attached to this Agreement, Seller hereby represents and warrants to Buyer as follows:

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  a) There are a total of 5,000 shares of common capital stock authorized by the
     Bank. Each share has a par value of Ten and No/100 Dollars ($10.00) per share. No other class of stock is authorized by the Bank.

  b) Seller owns all 5,000 shares of issued and outstanding common capital stock in the Bank.

  c) All shares of stock in the Bank owned by the Seller will, at the time of closing, be free and clear of any and all security interests, liens, claims, charges or encumbrances of any kind or nature whatsoever. All such shares are duly authorized, validly issued and outstanding and fully paid and non-assessable.

  d) There are no outstanding stock options, stock warrants or any other agreements giving any third party any right to acquire stock in the Bank.

  e) Seller has full legal power and capacity to transfer and deliver Seller's shares to Buyer as required under the terms of this Agreement, and the terms of this Agreement have been duly authorized by Seller. The individuals executing this document on behalf of Seller have full power and authority to bind Seller to all terms hereof. This Agreement has been/will be duly and validly executed and delivered by Seller, and assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller which is enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  f) Subject to required approval by the appropriate regulatory agencies, to the knowledge of Seller the execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions described herein will not, constitute (i) a breach, violation of or default under any material law, rule or regulation or any judgment, decree, order, agreement or governmental permit or license to which the Bank (or any of their respective properties) is subject or (ii) a breach or violation of or default under or result in the termination of or result in the creation of any lien, pledge or security interest upon the properties or assets of the Bank under any of the terms, conditions or provisions of any agreement to which the Bank is a party or to which any of their properties may be bound or affected.

  g) The Bank holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of its business and ownership of its properties. To the knowledge of Seller, the Bank has substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of its respective properties or the conduct of its respective business.

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  h) The Seller has delivered to Buyer the daily statement, balance sheet and statement of earnings for the Bank as of December 31, 2001 and for the periods then ending, as well as all related schedules and notes to the foregoing. All financial statements and related information referenced in the immediately preceding sentence are referred to herein as the "Financial Statements." The Bank has no other liabilities, debts, charges, claims or other assessments of any nature, fixed or contingent (including, specifically, any recourse with respect to any loans sold in the secondary market by Bank) other than those disclosed or reflected on the Financial Statements in the ordinary course of business since the date of such statements. There are no liabilities, debts, charges, claims or other assessments incurred by the Bank subsequent to the date of the Financial Statements which would, in the aggregate, materially adversely affect the financial condition of the Bank. Further, Seller agrees to cause the Bank to provide monthly financial statements for all months of operation of the Bank from the date of the Financial Statements through the end of the month preceding the Closing Date. The Financial Statements have been prepared in accordance with generally accepted accounting principles and practices which are applied on a consistent basis, are correct and complete and fairly and accurately represent the financial position, results of operation and changes of financial position of the Bank as of its respective dates and for the periods indicated. Since February 6, 2001 (the "Seller Acquisition Date"), there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of the Bank, or in the relationship of the Bank with respect to its respective employees, creditors, suppliers, distributors, customers or others with whom such entity has a business relationship.

  i) To the knowledge of Seller, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, arbiter or governmental or regulatory body involving the Bank. There is no claim, suit, demand or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Seller, threatened against or affecting the properties, assets, rights or business of the Bank, nor are there, to the knowledge of Seller, any grounds therefore.

  j) There is no action, suit, administrative proceeding, claim or investigation pending or, to the knowledge of Seller, threatened against the Bank which questions the validity or propriety of this Agreement or of any action taken or to be taken in connection with this Agreement or which would make any representation or warranty herein contained inaccurate incorrect or misleading, and Seller does not know of any basis for any such action, suit, proceeding or investigation.

  k) The Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with all governmental or regulatory authorities, agencies or courts and has paid all fees and assessments due and payable in connection therewith. There is no unresolved material violation, criticism or exception by any governmental or regulatory authority or agency with respect to any report or statement relating to any examinations of the Bank. Seller has provided or made available to Buyer all final and preliminary reports of examinations conducted by any governmental or regulatory

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     agency or authority with respect to the Bank during the preceding three (3)
     years along with related correspondence.

  l) Except for services rendered by Keith Bouchey in connection herewith, all negotiations relative to this Agreement have been conducted by or on behalf of the parties directly without the intervention of any person instigated or authorized by Seller and otherwise carried on so as not to give rise to any valid claim against Seller or Bank for any brokerage commission, finder's fee or like payment in connection with the negotiation, execution, delivery and performance of this Agreement. Buyer agrees to indemnify and hold Seller harmless for any and all fees and payments which Buyer is required to make to Keith Bouchey hereunder.

  m) The financial statements of the Bank referenced hereinabove have been prepared on a consistent basis in accordance with the accrual method of accounting and properly reflect all assets and liabilities of the Bank as of the date of said statements and represent fairly the financial condition of the Bank and the results of its operations for the respective periods shown; further, the Bank has good and merchantable title to all assets included on its financial statements and all such assets are subject to no liens or encumbrances except as reflected or disclosed on such financial statements; further, since the date of such financial statements, the business of the Bank has been operated in the ordinary course of business.

  n) The Bank has filed with the appropriate governmental agencies all tax or information returns and tax reports based on income or other required to be filed for all prior years, copies of which are on file with the Bank. Further, such returns have been examined and settled or where they have not been examined and settled, no waivers of statutes of limitations have been given; further all such returns and reports as are based on income or other have been prepared on the same basis as those of previous years, and all income or other taxes disclosed to be owing on any such returns have been paid or adequately reserved for. All returns required are or will be prepared and submitted on or before March 15, 2002 at Seller's expense, and are or will be accurate and correct, and adequately and properly reflect the tax liability of the Bank. Further the Bank has properly accrued (and will properly accrue through the Closing Date) and will pay all income and other taxes due and owing, both current and deferred through the Closing Date, including those with respect to current year's earnings. If required based upon the time of closing, Seller will prepare and file at Seller's expense the short period tax return for the Bank for the Period from January 1, 2002 through the day before the Closing Date which return shall be completed and properly filed within ninety (90) days for closing. The parties agree that Buyer shall have the opportunity to review the short period tax return for the Bank prior to its filing. There are no ongoing or pending examinations or investigations pertaining to taxes or assessments asserted against the Bank by any taxing authority, and no agreement for the extension of the time for the assessment of any amount of tax has been or shall prior to the Closing Date be entered into or requested by or on behalf of the Bank without Buyer's prior approval.

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  o) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a breach of any other agreement to which the Bank is a party.

  p) Except as set forth herein, there are no written employment contracts to which the Bank is a party that cannot be cancelled on less than thirty (30) days notice without compensation. All employees of the Bank are and will at closing be employees at will.

  q) The Bank is validly existing and in good standing under the banking laws of the State of Kansas and the United States of America, is an insured depository institution under the supervision of the Federal Deposit Insurance Corporation with all other appropriate insurance and bonds in full force and effect, and has no subsidiaries and owns no interest in any other corporation, partnership, proprietorship or business entity. The Bank has good and merchantable title in fee simple to all lands and buildings reflected on the most recent Financial Statements of the Bank. Such real estate includes all real property used in the conduct of business of the Bank and all such real estate is free and clear of all liens, encumbrances and charges except for current taxes and assessment now delinquent. All leases of real property to which the Bank is a party as lessee (including any purchase options contained therein) are valid and enforceable in accordance with their terms and there has been no material default by any party thereto; no zoning ordinance prohibits, interferes with, or impairs the usefulness of such real property and buildings thereon for the purposes for which it is now used; and all structures and equipment upon such real property are in good operating condition and repair.

  r) Since the Seller Acquisition Date, there have been no material adverse changes in the financial condition of, or in the properties, assets or liabilities, taken as a whole, of the Bank or in the relationship of the Bank with respect to their employees, creditors, suppliers, customers or others with whom they have business relationships. Seller agrees to notify the Buyer of the resignation, retirement or termination of employment for any reason whatsoever of any Bank employee between the date hereof and the Closing date.

  s) The Bank has made no agreements to extend existing loans or enter into any commitment to make any loan in the future except as disclosed in loan files or as otherwise disclosed herein. There are no verbal commitments for loans or loan extensions or modifications not otherwise disclosed herein. All loans which have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," or any similar or comparable classifications by the Bank or by any banking regulators have been included on a list to be provided to Buyer by Seller during the initial thirty (30) day due diligence period. Further, Seller will provide to Buyer a list of any loans or loan commitments with any officers or directors of the Bank during such initial thirty (30) day due diligence period. To the best knowledge of Seller, the Bank is not a party to any written or oral loan agreement, note or borrower arrangement which violates any law, regulation or rule of any governmental authority.

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  t) No representation or warranty herein contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading or to provide a prospective buyer of the Bank with all material information as to the properties and business of the Bank.

  u) The operations of the Bank comply with all federal, state and local environmental statutes and regulations and the condition of any property owned by the Bank does not violate any such federal, state or local environmental statute or regulation. To the knowledge of Seller, no hazardous, toxic or polluting substances have been released, discharged or disposed of in any real estate owned or occupied by the Bank, including any real estate acquired by foreclosure or deed in lieu of foreclosure, in violation of applicable law and neither the Bank, nor Seller has received from any governmental authority or third party any request for information, notice of claim, demand or letter or other notification that it is or may be responsible or potentially responsible with respect to any investigation or clean-up of hazardous, toxic or polluting substances released at any site. There are no underground storage tanks now located or previously located on any real property owned by the Bank. Seller acknowledges that Buyer may obtain at its option and expense an environmental audit of all properties and assets of the Bank, including property classified as other real estate owned. Seller shall give Buyer a copy of any environmental audit, inspection report, survey or other similar document it or the Bank has relating to any property or asset owned by the Bank including property classified as other real estate owned.

  v) All notes owned by the Bank on the Closing Date will represent bona fide indebtedness to the Bank and will be fully enforceable in accordance with their terms without valid set-off or counterclaims, without warranty as to collectability. There has not been any material adverse development with respect to any such notes since the date of the Financial Statements.

  w) The Bank has good and marketable title to the machinery, equipment, materials, supplies and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges. All leases of personal property to which the Bank is a party as lessee (including any purchase options contained therein) are valid and enforceable in accordance with their terms and there has been no material default by any party hereto.

  x) The Bank has all material permits, charges, licenses, orders and approvals of every federal, state, local or foreign governmental or regulatory body required in order to permit it to carry on its business as presently conducted. To the knowledge of Seller, all such permits, licenses, charters, orders and approvals are in full force and effect, and no suspension or cancellations of any of them is threatened; likewise, Seller knows of no fact or circumstance that will interfere with or adversely affect the renewal of any such licenses, permits, charters, approvals or authorizations; and none of such permits, charters, licenses, orders or approvals will be affected by the consummation of the transactions described herein.

  y) Seller will, within thirty (30) days from the date hereof, provide to Buyer complete and correct copies of all policies of insurance maintained by the Bank and represents that all premiums due on all such policies covering all periods up to and including the date hereof have been paid. Seller has received no notice of cancellation or termination with respect to any such policies. Such policies are and shall remain valid, outstanding and enforceable policies and will not be terminated prior to the Closing Date. Beginning with a period one (1) year prior to the date hereof, and continuously until the Closing Date, the Bank has been and will continue to be adequately insured with respect to all risks normally insured against by companies similarly situated, and, to the best knowledge of Seller, all such insurance policies are sufficient for compliance with all material requirements of law and all material agreements to which the Bank is a party. To the best of Seller's knowledge, the Bank has not been refused any insurance with respect to any material assets or operations nor has coverage been limited in any material respect by any insurance carrier to which they have applied while Seller has owned the Shares.

  z) Seller will provide to Buyer, within the initial thirty (30) day due diligence period as set forth hereinabove, a list of all employee benefit plans (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")). All such employee benefit plans are referred to herein as the "Plans." Seller has also provided to Buyer a true and complete copy of each of the Plans and any related trust agreements, as well as all determination letters received with respect to any qualified plans and all required reports and supporting schedules which have been filed with any governmental agency with respect to the Plans for the three most recent fiscal years end. To Seller's knowledge, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements of the Internal Revenue Code of 1986, as amended, all regulations an requirements of the Department of Labor and any other applicable law. Further, to Seller's knowledge, all required contributions to the Plans have been made or will be made and the Bank has received no notice of any material Plan liability to any person, including, but not limited to, any government agency, other than for the payments of benefits in the ordinary course.

  aa) Seller represents to Buyer that there are no currently pending or, to the knowledge of Seller, threatened against the Bank any claims or suits concerning or alleging employment practices violations, including but not limited to discrimination, harassment or unfair practices.

  bb) During Seller's period of ownership of the Bank, Seller represents that the minute books of the Bank are, or will be as of the closing date, with respect to all corporate transactions and proceedings accurate and complete in all material respects and reflect all resolutions adopted and all actions authorized or ratified by the shareholders or directors of the Bank including those required to carry out the duties and obligations of Seller hereunder. To the knowledge of Seller, Seller further represents and agrees that the stock transfer books and stock ledgers of Bank are or will be as of the closing date, with respect to all stock transfers and transactions, in good order, complete, accurate and current and contain all necessary signatures and set forth all stock securities issues, transferred and surrendered.

  cc) Seller represents and agrees that on and after the Closing Date it shall discontinue using the name Centerville State Bank or any variations thereof.

  dd) Seller represents and agrees that Seller and its senior officers and directors shall not engage directly or indirectly in the business of banking in or within a three (3) miles radius of Centerville, Kansas for a period of five (5) years from and after the closing date. Seller shall not for a period of five (5) years from and after the closing date directly or indirectly solicit or write bank or credit products for any customers that are or were a part of the Bank's book of business and shall not directly or indirectly attempt to divert any such customer from continuing to do business with the Bank or Buyer. Buyer represents and agrees that Buyer shall not directly or indirectly (through its subsidiaries, affiliates, majority shareholders, employees or agents other than franchise agents of Brooke Corporation) open a bank branch office or other banking facility in or within a three (3) miles radius of 135th and Quivira, Overland Park, Kansas for a period of two years from and after the closing date. The parties acknowledge that the covenants set forth in this paragraph are material to this agreement. Seller agrees that the covenants contained in this paragraph are reasonable and necessary and that Buyer has paid ample consideration for same. For the purpose of this paragraph "customer" shall exclude debtors of 1st Financial Bank whose loans have been sold (or participation interests in such loans have been sold) in whole or in part to the Bank. Furthermore, for the purposes of this paragraph, "bank branch office or other banking facility" shall mean retail bank branch office or other retail banking facility that accepts deposits other than deposits by mail.

  ee) Seller shall take no action that would adversely affect or delay the ability of Buyer to obtain any regulatory approval or to perform Buyer's covenants and agreements under this Agreement.

  ff) Seller shall us its best efforts to secure all corporate and other non-regulatory consents with respect to all of the contracts to which Seller is a party or for which consents are otherwise required to be obtained and Buyer shall fully cooperate in order to obtain such consents. Seller shall provide copies of such consents to Buyer upon its request.

8.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Purchaser hereby represents and warrants to Seller as follows:

          a) Buyer is/will be at closing a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business. Buyer is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not prevent or hinder the consummation of the transactions contemplated by this Agreement. Buyer has heretofore delivered or will make available to Seller true and complete copies of the Certificate of Incorporation and Bylaws of Buyer as in effect as of the date of closing.

          b) Buyer has/will have all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer which is enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          c) To the knowledge of Buyer, none of (i) the execution and delivery of this Agreement by Buyer pursuant to this Agreement, (ii) the consummation of the transactions contemplated hereby or (iii) compliance by Buyer with any of the provisions hereof: (x) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer; (y) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien upon, any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which any of Buyer's respective properties or assets may be bound or affected, or (z) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, judgment, governmental permit, license, statute, rule or regulation applicable to Buyer.

          d) Except for the filing of applications and notices with, and the consents and approvals of, as applicable, the Federal Reserve System, Kansas State Bank Commissioner or other regulator, no consents or approvals of or filings or registrations with any governmental entity or with any third party are, to the knowledge of Buyer, necessary on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

          e) Buyer is not aware of any reasons relating to it (including, without limitation. Community Reinvestment Act compliance and Management Interlocks Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement and the consummation by Buyer of the transactions contemplated hereby or thereby.

          f) There are no actions, suits, claims, formal governmental investigations or proceedings instituted or pending against Buyer or any officer, director, employee or investors which would be reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

          g) To the knowledge of Buyer, Buyer and its employees own or hold all material permits, licenses, consents, certificates of authority, orders and approvals of, and have made all material filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies which are required in order to permit Buyer to carry on its business as presently being conducted and the absence of which could reasonably be expected to have a material adverse effect on Buyer. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect. To the best knowledge of Buyer, no suspension or cancellation of any of the same is threatened.

          h) To the knowledge of Buyer, Buyer is not in violation of, nor is any of the property owned or leased by Buyer in violation of, its Articles of Incorporation of Bylaws, or of any applicable material federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body, or in material default with respect to any order, writ, injunction or decree of any court, or in material default under any order, license, regulation or demand of any governmental agency. Buyer is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and has received no written communication requesting that it enter into any of the foregoing.

          i) Neither Buyer nor any of its directors, officers or employees, has employed any broker or finder for which Seller is obligated to pay or incurred any liability for any broker or finder fees or commissions which Seller is obligated to pay in connection with the transactions contemplated hereby.

          j) No representation or warranty by Buyer contained in this Agreement, contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any statement contained herein or therein not misleading.

9. REPRESENTATIONS AND WARRANTIES SURVIVE CLOSING. All representations and warranties made by Buyer and Seller in this Agreement shall be true on and as of the Closing Date with the same effect as if such representations and warranties had been made or given on such date. Buyer and Seller will execute a certificate confirming that all such representations and warranties remain true, accurate and complete as of the Closing Date and such certificate shall be delivered to the other party at closing. Further, except as set forth in the immediately following sentence, all representations and warranties shall survive the closing of this Agreement for a period of two (2) years from the Closing Date. However, all representations or warranties pertaining to any federal or state income tax or privilege tax shall survive the closing of this Agreement for the period of time commensurate with the statute of limitations applicable to the tax and tax return for which each such representation and warranty has been made.

10. COVENANTS OF BUYER. For the benefit of Seller, Buyer hereby makes the covenants and agreements set forth in this Section 10, and Buyer agrees to comply with such agreements and covenants:

     a) CONDUCT OF BUSINESS. During the period from the date of this Agreement to the Closing Date, except with the written consent of Seller and except as provided elsewhere in this Agreement, Buyer will not take any action that would
(a) materially adversely affect Buyer's ability to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, (b) materially adversely affect its ability to perform its covenants and agreements under this Agreement, or (c) result in the representations and warranties of Buyer contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at any future date on or prior to the Closing Date.

     b) CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, to the extent that such could affect the consummation of the transactions contemplated hereby, Buyer will promptly notify Seller of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Buyer, and Buyer will also provide Seller such information with respect to such events as Seller may reasonably request from time to time.

     c) ALL REASONABLE EFFORTS. Subject to the terms and conditions herein, Buyer agrees to use all reasonable efforts to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     d) REGULATORY APPROVALS. Buyer shall use reasonable efforts to assist Seller in obtaining all required regulatory approvals of Seller, if any. Buyer shall provide Seller or the appropriate regulatory authorities all information reasonably required to be submitted by Buyer in connection with the regulatory approvals. Buyer shall take no action that would adversely affect or delay the ability of any party to obtain any regulatory approval or to perform such Party's covenants and agreements under this Agreement.

     e) CORPORATE AND OTHER CONSENTS. Buyer shall use its best efforts to secure all corporate and other non-regulatory consents with respect to all of the contracts to which Buyer is a party or for which consents are otherwise required to be obtained, and Seller shall fully cooperate in order to obtain such consents. Buyer shall provide copies of such consents to Seller upon its request.

     f) REGULATORY AUTHORIZATIONS. Buyer shall, and shall cause its employees to, use all reasonable efforts to obtain all authorizations, consents, orders, approvals and licenses of federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby.

     g) COMMUNICATIONS; NOTICES. Buyer shall furnish to Seller copies of the text of all notices (including with respect to IRA accounts), advertisements, information or communications, written or oral, proposed to be sent or transmitted by Buyer to employees, customers or the public generally regarding the proposed or actual transfer to Buyer of the Bank (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof). Buyer shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of Seller shall have been received (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 10(g) shall (i) prohibit Buyer from making any press release or announcement that its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain Seller's consent to the text of the press release or announcement before making it public, or (ii) require Buyer to furnish to Seller or obtain Seller's consent for any communication (x) made in an ad hoc fashion that is responsive to issues or questions of any employees or customers and does not disparage Seller, or (y) that makes factual statements about the transactions contemplated hereby and does not disparage Seller.

11.  INDEMNIFICATION.

     a) Buyer shall be liable for, and shall defend, save, indemnify and hold harmless Seller and its respective officers, directors, employees and agents, and each of them (the "Seller Indemnified Parties") against and with respect to any liabilities, loss, damage, claims, diminution in value demands, charges, legal fees, suits, actions, proceedings, judgments, expenses or any other losses (the "Indemnifying Losses") that may be sustained, suffered or incurred by, or obtained against, the Seller Indemnified Parties from events occurring after the Closing Date or arising from or by reason of the breach or non-fulfillment of any warranties, representations or agreements made by Buyer hereunder.

     b) Seller shall be liable for, and shall defend, save, indemnify and hold harmless Buyer, the Bank, and the respective officers, directors, employees and agents, and each of them (the "Buyer Indemnified Parties") against and with respect to any Indemnifying Losses that may be sustained, suffered or incurred by, or obtained against, any Buyer Indemnified Parties arising from events occurring prior to the Closing Date or arising from or by reason of the breach or non-fulfillment of any warranties, representations or agreements made by Seller hereunder.

     c) Buyer agrees, however, that it will notify the Bank's insurance agent of any such claims or demands and will request the insurance company to undertake defense to the extent existing insurance coverage provides defense at no expense to the Bank, and no indemnification claim will be made to the extent that any loss or damage is covered through insurance coverage maintained by the Bank.

     d) If any claim or demand for Indemnifying Losses shall be made or liability asserted against any Seller Indemnified Party or Buyer Indemnified Party, as the case may be (the "Indemnified Party") or if any suit, action or administrative or legal proceedings shall be instituted or commenced in which any Indemnified Party is involved or shall be named as a defendant, either individually or with others, such Indemnified Party shall give the other party's representative written notice of the pendency of same. If, within twenty (20) days of the giving of such notice, the Indemnified Party receives written notice from Buyer or Seller, as the case may be ("Indemnitor") stating that Indemnitor disputes or intends to defend against such claim, demand, liability, suit, action or proceeding, then Indemnitor shall have the right to defend such claim at its expense, and the Indemnified Party shall fully cooperate with Indemnitor in such dispute or defense so long as Indemnitor is conducting such dispute or defense diligently and in good faith. If no such notice of intent to dispute or defend is received by such Indemnified Party within the aforesaid twenty (20) day period, or if such diligent and good faith defense is not being, or ceases to be, conducted, the Indemnified Party shall have the right to dispute and defend against the claim, demand, or other liability at the cost and expense of Indemnitor, to settle such claim, demand or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreements so long as such Indemnified Party conducts such defense diligently and in good faith. If any event shall occur that would entitle Indemnified Party to a right of indemnification hereunder, any loss, damage or expense subject to indemnification shall be the net loss after due allowance for insurance, or offsetting income or assets resulting from the same transaction.

12. LIMITATIONS ON INDEMNIFICATION. Notwithstanding any provision in this Agreement to the contrary.

     a) All claims for indemnification under this Agreement must be brought no later than two (2) years following the Closing Date.

     b) Seller shall have no liability whatsoever for any claims resulting from or arising prior to the Seller Acquisition Date, and Buyer acknowledges and agrees that Buyer has had sufficient opportunity to inspect the business and affairs of the Bank pursuant to Section 4 hereof with respect to matters existing on or prior to the Seller Acquisition Date. Provided however, upon Buyer's request and at Buyer's sole cost and expense, Seller shall act as a nominal plaintiff in an action to enforce the terms, representations, warranties or covenants of the agreement pursuant to which Seller acquired the Bank. Seller will provide to Buyer a copy of such acquisition agreement within ten (10) days of the date of this Agreement.

     c) The determination of the amount of any indemnifying losses for which indemnification may be claimed under this Section 12 shall take into account and be offset by any tax benefit or benefit under any policy of insurance derived, accrued or received by the indemnified party as a result thereof.

     d) No party otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such party's indemnifying losses are increased or extended by the gross negligence, willful misconduct, violation of law or bad faith of such party.

     e) No indemnifying party shall have any obligation to indemnify any indemnified party until such indemnified party shall have suffered aggregate indemnifying losses, that would otherwise be subject to indemnification hereunder, in excess of Twenty Five Thousand Dollars ($25,000) (the "Deductible"), at which point the indemnifying party will be obligated to indemnify the indemnified party from and against any and all such indemnifying losses in excess of the Deductible. For purposes of this Section 12, any reference in this Agreement to "materiality", "material" or "materially" or other similar terms shall mean when indemnifying losses relating to such reference, in the aggregate, exceed the Deductible. Further, for purposes of this Section 12, the Deductible shall only have to be satisfied once by each indemnified party.

     f) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party under this Agreement in an aggregate amount in excess of the Formula Price.

     g)   The parties acknowledge and agree that, except as provided in this
Section 12(g), the indemnification provisions in this Section 12 shall be the exclusive remedy of the parties hereto with respect to the transactions contemplated by this Agreement. Notwithstanding the above, the parties acknowledge and agree that each party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement.

13. APPLICATION FOR REGULATORY APPROVAL. Buyer agrees to apply, as soon as reasonably possible, to the appropriate regulatory agencies for approval required by law or regulation of said agencies for the acquisition contemplated hereunder. Subject to the terms of Sections 15 and 25 of this Agreement, the Buyer shall promptly provide all information required by the regulatory agencies in order to act on the applications and shall comply with all requirements of any regulatory agency necessary to attain required regulatory approval. All the expense incident to the making of such application and complying with the requests for information shall be borne by the Buyer with the exception of costs of gathering information requested by the regulatory agencies from the Bank or Seller. Seller agrees to cooperate to permit Buyer to provide all information requested by such regulatory agencies.

14. CONDITIONS TO THE OBLIGATIONS OF SELLER UNDER THIS AGREEMENT. The obligations of Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), and Buyer shall have delivered to Seller a certificate of Buyer to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Buyer as of the Closing Date.

     b) AGREEMENTS AND COVENANTS. Buyer shall have performed all obligations and complied with all agreements or covenants of Buyer to be performed or complied with by it at or prior to the Closing Date under this Agreement, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect dated as of the Closing Date.

     c) PERMITS, AUTHORIZATIONS, ETC. Buyer shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required to be obtained by Buyer from any bank regulator or governmental entity for the lawful consummation of the transactions contemplated by this Agreement.

15. BUYER'S CONDITIONS PRECEDENT. The obligation of Buyer to close the transactions described herein is specifically contingent upon satisfaction of the following conditions:

  a) The parties hereto obtaining and complying with all requirements of any regulatory agency as may be necessary to obtain requisite regulatory approval from any and all regulatory authorities for the transactions contemplated hereby. The obtaining of such approval shall include necessary approval and acquiescence of all applicable regulatory agencies, as well as the expiration of all applicable waiting periods in connection therewith, all in a manner satisfactory to Buyer and Buyer's counsel. Seller, on its own behalf and on behalf of the Bank, waives any claim which it might have (or the Bank may have) against Buyer and releases Buyer from any liability arising from any loss or other damage suffered by Seller or Bank as a result of any regulatory examination, which examination resulted from or arguably resulted from the submissions by Buyer or the application for approval of this transaction.

  b) [INTENTIONALLY LEFT BLANK]

  c) The total of (i) general reserve for loan losses, (ii) specific reserves and (iii) reserves for other real estate owned shall, as of the Closing Date, be not less than Thirty Thousand Dollars ($30,000).

  d) Buyer determining that all representations and warranties of Seller contained herein are true, accurate and complete as of the Closing Date. Seller shall deliver to Buyer a certificate of Seller signed by its Chief Executive Officer and President at the closing confirming that all such representations and warranties are true, accurate and complete as of such date and

     Buyer shall be entitled to rely upon same. If Seller fails to deliver such certificate and Buyer nonetheless chooses to close, then Buyer shall simply be deemed to have waived the condition precedent specified in this subparagraph. Buyer shall not be deemed to have waived any right of indemnification against Seller nor any right to rely on the representations and warranties of Seller contained herein.

  e) The financial condition of the Bank as a whole shall not have been materially adversely affected in any way since the date of Financial Statements.

  f) [INTENTIONALLY LEFT BLANK]

  g) There shall be no adverse judgment, restraining order, or injunction in effect in any litigation challenging the lawfulness of the transactions contemplated hereby or seeking to enjoin or restrain the consummation of this Agreement.

  h) Seller shall have performed and complied with all of its respective obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and Seller shall have delivered all documents required to be delivered by it to Buyer at the time of Closing.

  i) There shall be no material adverse development in the overall financial condition of the Bank discovered by Buyer or Buyer's representative as a result of the additional due diligence conducted by Buyer and/or Buyer's representative in accordance with the terms of Section 4 hereinabove.

  j) [INTENTIONALLY LEFT BLANK]

In the event Buyer determines that this transaction cannot close as a result of the failure of any contingency enumerated hereinabove or stated elsewhere in this Agreement, Buyer shall give written notice of same to Seller and this Agreement shall immediately thereafter terminate. In such event, Buyer shall be entitled to a refund of the Earnest Money Deposit, neither party shall have any further liability to the other, but in such event, Buyer agrees to return to the Bank copies of any material it has obtained with respect to the Bank or its operations.

16.  CONFIDENTIALITY.

     a) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby. Each party (including such party's representatives who shall be expressly bound by these confidentiality provisions) shall use it best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes and, if such transactions shall not occur, the party receiving the information shall either destroy or return to the party that furnished such information all documents or other materials containing, reflecting or referring to such information. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information that (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or
(z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction; provided that the party that is the subject of any such legal requirement or order shall use its reasonable efforts to give the other party that disclosed the information at least 10 business days prior notice thereof.

     b) The parties acknowledge that the breach of any portion of Section 16(a) would cause the party furnishing information irreparable harm for which monetary damages would be inadequate. Accordingly, in addition to other remedies available to it, the party furnishing information shall be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach.

     c) Unless otherwise stated herein, neither party hereto shall make any public announcement, press release or other disclosure of the terms of this Agreement until all parties hereto have agreed upon the timing and contents of such public announcement.

17.  GOVERNING STATE LAW; MEDIATION; ARBITRATION.

     a) The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Kansas, but subject to any and all federal banking laws or regulations and all other applicable statutes, ordinances and regulations.

     b) Any dispute, controversy, claim or disagreement between the Parties arising from, relating to or in connection with (i) this Agreement, (ii) any agreement, certificate or other document referred to herein or delivered in connection herewith or (iii) the relationships of the Parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise (each a "Dispute"), shall be resolved in accordance with Schedule I.

18. COMPLETE AGREEMENT. This Agreement, including all exhibits and schedules hereto, sets forth the complete understanding of the parties hereto and any modification of the terms hereof must be in writing signed by both parties hereto.

19. BINDING AGREEMENT. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns. Notwithstanding any other term or provision, this Agreement and/or any or all rights and obligations hereunder may be assigned by Buyer upon written notice of such assignment to the Seller.

20. NOTICES; SELLER'S REPRESENTATIVE. Seller hereby designates Thomas Bishop to serve as Seller's Representative for purposes of receipt of all notices required or permitted under this Agreement. If Buyer sends a notice as required or permitted under this Agreement to Seller's Representative and specifies that it is to constitute notice to Seller, then Buyer shall be deemed to have given notice to Seller as contemplated under this Agreement. All notices required or permitted hereunder shall be deemed effective if in writing, and delivered by hand or mailed by United States mail, postage prepaid, certified or registered with return receipt requested, or mailed by express courier with date of receipt confirmed. The effective date of notice shall be the day of delivery by hand, and if by certified mail or express courier, the date of receipt thereof. Notices shall be addressed as follows:

If to Buyer:        Mr. Robert Allen
                    Vice President
                    Brooke Bancshares, Inc.
                    10895 Grandview Dr., Ste. 250
                    Overland Park, KS 66210

If to Seller:       Mr. Thomas Bishop
                    Chairman and CEO
                    1st Financial Bancshares, Inc.
                    11120 West 135th Street
                    Overland Park, KS 66223

Either party hereto may designate alternative addresses under the terms of this
Section 20 for notices from time to time throughout the term of this Agreement by giving written notice of same to the other party.

Seller hereby authorizes Seller's Representative to receive all notices from Buyer hereunder and authorizes Seller's Representative to execute instructions on behalf of Seller.

21. PAYMENT AND ACCRUAL OF EXPENSES. Each party shall be responsible for its own costs and expenses incurred in connection with this transaction.

22.  [INTENTIONALLY LEFT BLANK]

23. MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

24.  MISCELLANEOUS.

     a) The headings contained herein are for convenience only and shall not be considered in construing or interpreting any of the provisions of this Agreement.

     b) The failure by either party to enforce any provision of this Agreement shall not be in any way construed as a waiver of any such provision not prevent such party thereafter from enforcing each and every other provision of this Agreement.

     c) This Agreement may not be modified, revised, altered, added to, or extended in any manner, or superseded other than by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof shall be effective unless agreed to in writing by all parties hereto. Any modification or waiver shall only be effective for the specific instance and for the specific purpose for which given.

     d) The invalidity or non-enforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. However, if it is determined that the non compete or non solicit provisions set forth in paragraph 7 are not enforceable for any reason (including but not limited to being unenforceable for the full stated period of time or the stated geographic region), such non compete or non solicit provisions shall not be stricken, but shall be reformed to the extent required to be enforceable under and comply with applicable law and as reformed shall be fully enforceable.

     e) For the purposes of this Agreement, the term "to the knowledge of Seller" or words of similar meaning shall mean to the knowledge of Thomas E. Bishop, Jr. as Chairman and Chief Executive Officer of the Bank, and to the knowledge of Mark Emley, as President and Secretary of the Bank. For the purposes of this Agreement, the term "to the knowledge of Buyer" or words of similar meaning shall mean to the knowledge of Buyer's Chief Executive Officer and Secretary.

25. DISPOSITION OF EARNEST MONEY DEPOSIT. In the event this transaction does not close as a result of (i) Buyer giving written notice on a timely basis of its desire not to close as a result of the failure of any one or more conditions precedent specified in Section 15, then Buyer shall be entitled to a refund of the entire Earnest Money Deposit (including all interest earned thereon). However, if (i) all conditions precedent have been met or waived in writing by Buyer and Seller has performed all of its obligations hereunder, but Buyer fails to close, or (ii) all conditions precedent have been met or waived in writing by Buyer but Buyer otherwise breaches its obligations hereunder and Seller has performed all of its obligations hereunder, then as Seller's sole and absolute remedy, Seller shall be entitled to the Earnest Money Deposit (and all interest earned thereon) as liquidated damages and not as a penalty. In the event Seller receives the Earnest Money Deposit in accordance with the immediately preceding sentence, then this Agreement shall thereafter terminate and neither party shall have any further liability to the other.

Buyer and Seller shall divide equally any charges imposed by the Escrow Agent. Buyer and Seller further agree to indemnify and hold the Escrow Agent harmless from and against any loss or damage suffered or incurred by Escrow Agent in connection with the Escrow Agent's performance of services hereunder as long as the Escrow Agent abides by the terms of this Agreement. Escrow Agent shall be entitled to rely on written instructions from any party hereto and shall not be required to inquire into or investigate the authenticity of any signatures on any documents delivered to the Escrow Agent by any party hereto.

If the Escrow Agent intends to distribute funds in accordance with the terms of this Agreement, it shall give written notice of same to Buyer and to Seller's Representative identified in Section 20 hereof. If Buyer or Seller's Representative objects to the proposed distribution at any time within ten (10) business days of the date written notice (delivered in the same manner as required under Section 20 above) is given, then Escrow Agent shall refrain from making the distribution until the matter can be resolved. Any such objections must be in writing and must be delivered to Escrow Agent (by telefax or otherwise) on or before the end of the tenth business day following the date such written notice is given by Escrow Agent. If no such objection is given, then Escrow Agent shall be free to make the distribution in accordance with the written notice of intention it has given to Buyer and to Seller's Representative. If written objection is delivered by either Buyer or Seller's Representative, then Escrow Agent shall not deliver the Earnest Money Deposit to either party until so directed by a court of competent jurisdiction or until it has received written instructions as to the disposition of the Earnest Money Deposit signed by Buyer and Seller's Representative.

If at any time a dispute is pending regarding disposition of the Earnest Money Deposit, then Escrow Agent shall be entitled to initiate an interpleader action or similar proceeding and shall be entitled to recover its costs in connection therewith.

IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

SELLER:                                       BUYER:
1st Financial Bancshares, Inc.                Brooke Bancshares, Inc.

/s/ Thomas Bishop                             /s/ Robert Allen
----------------------------------            --------------------------------
By:   Thomas Bishop                           By:   Robert Allen
Its:  Chairman and CEO                        Its:  Vice President

                                   SCHEDULE I

                               DISPUTE RESOLUTION

     1. LEVEL 1 DISPUTE REVIEW. Upon the written request of either Seller or Buyer, each shall appoint a designated representative whose task shall be to meet the other's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute ("LEVEL 1 DISPUTE REVIEW"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessary of any formal proceeding.

     2. LEVEL 2 DISPUTE REVIEW. If resolution of the Dispute cannot be resolved within the earlier of (a) 15 days of the first Level 1 Dispute Review meeting and (b) such time as when a Party gives the others notice of an impasse ("LEVEL 1 DISPUTE TERMINATION DATE"), an executive officer (or a functional equivalent) of Seller and Purchaser shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("LEVEL 2 DISPUTE REVIEW").

     3. SUBMISSION OF DISPUTE TO MEDIATION. If the Parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, either of the Parties may give the other notice of the existence of a continuing impasse (the date on which the other party is in receipt of such notice, the "LEVEL 2 DISPUTE TERMINATION DATE") and may thereafter submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"). The Parties shall bear equally the costs of the mediation. The Parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within 15 days of the Level 2 Termination Date. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the Parties.

     4.   ARBITRATION.

          (a) If the Parties cannot agree to a mediator within 15 days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within 30 days after the beginning of the mediation and any extension of such periods as mutually agreed to by the Parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Schedule, regardless of the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court or arbitration panel.

          (b) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Arbitration Rules (the "AAA RULES"), except to the extent that the AAA

     Rules conflict with the provisions of this Schedule, in which event the provisions of this Schedule shall control.

          (c) The arbitration shall be conducted by one (1) arbitrator (the "Arbitrator") who shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates. The Arbitrator shall be chosen in accordance with the AAA Rules (the "BASIC
     QUALIFICATIONS").

          (d) The arbitration shall be conducted in Kansas City, Missouri; provided that the Arbitrator may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location that the Arbitrator deems appropriate.

          (e) The Arbitrator may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

          (f) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Schedule, each Party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other Parties. No testimony of any witness shall be presented in written form unless the opposing Party or Parties shall have the opportunity to cross-examine such witness, except as the Parties otherwise agree in writing and except under extraordinary circumstances in which, in the opinion of the Arbitrator, the interests of justice require a different procedure.

          (g) Within 15 days after the closing of the arbitration hearing, the Arbitrator shall prepare and distribute to the Parties a written award. The Arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful Party. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the Parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

          (h) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, or as otherwise required by law no Party nor the Arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other Parties.

          (i) To the extent that the relief or remedy granted in an award rendered by the Arbitrator is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the Parties.

          (j) The Parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Arbitrator.

          (k) Notwithstanding the choice of law provision set forth in Section 17(a), The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, except as modified hereby, shall govern the enforcement of Section 17(a) and this Schedule.

     5. RECOURSE TO COURTS AND OTHER REMEDIES. Notwithstanding the Dispute resolution procedures contained in this Schedule, any Party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, or (d) to preserve a superior position with respect to other creditors.

     6. ATTORNEYS' FEES. If any action, suit, or proceeding is commenced to establish, maintain or enforce any right or remedy under this Agreement, the Party or Parties not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing Party.

                                    EXHIBIT A

                           TO STOCK PURCHASE AGREEMENT

                      All loan participations of the Bank.

                               DISCLOSURE SCHEDULE

     This Disclosure Schedule, and attached exhibits, constitutes additional disclosures and/or exceptions to the representations, warranties, covenants, indemnifications and agreements of 1st Financial Bancshares, Inc. ("SELLER") made in that certain Stock Purchase Agreement dated the _____ day of February, 2002 (the "AGREEMENT") with Brooke Bancshares, Inc. ("BUYER"). For convenience and to avoid repetition, each disclosure or exception has been listed on a separate page under the corresponding section of the Agreement to which it is most applicable, but each disclosure or exception shall also be deemed to apply to any relevant representation, warranty, covenant or agreement contained in any other section of the Agreement. This Disclosure Schedule is for the information of Buyer only, and is not deemed any admission by Seller or its directors or shareholders that any of them has failed to comply with any applicable law, regulation or agreement disclosed herein. Buyer hereby agrees to execute an officer's certificate acknowledging whether Seller has delivered or made available for Buyer's inspection all documentation referred to in any part of this Disclosure Schedule (pursuant to due diligence provisions set forth in the Agreement). Further, Buyer acknowledges and agrees that, except as otherwise agreed to by Sellers in the Agreement or as expressly noted in this Disclosure Schedule, Sellers shall have no liability whatsoever to Buyer under the Agreement for matters set forth in this Disclosure Schedule and for any representations or warranties made or related to matters on or before the Seller Acquisition Date (as defined in the Agreement). Seller acknowledges and agrees that it has a continuing obligation to update and modify this Disclosure Schedule to disclose matters arising after the execution of the Agreement but before the Closing Date.

                                  SECTION 7(z)

                                  BENEFIT PLANS

     Centerville State Bank ("CENTERVILLE") was a participating employer in the C.S.I. Pension Plan & Trust (the "PLAN"), a defined benefit multiple employer plan, until October 15, 2000. The plan administrator of the Plan is Kansas Agencies & Investments, Inc. The trustees are M. Charles Kellogg and Thomas Goppert.

     Generally, before a defined benefit plan can be terminated, all accrued benefits must be fully funded. Such plans must follow a very specific procedure for termination, including making a submission to the Pension Benefit Guaranty Corporation requesting approval for the termination. If there is a funding deficit at the time of termination, all sponsors of the terminating plan are jointly and severally liable for the deficit. On September 30, 2001, on behalf of the Plan, Taylor, Perky & Parker, L.L.C. ("TAYLOR PERKY") filed a request for a determination letter to terminate the Plan. The IRS and PBGC have not yet issued said determination letter.

     Four Centerville employees have accrued benefits in the Plan. Effective October 16, 2000, Centerville ceased to be a participating employer in the Plan and all future benefit accruals with respect to the four Centerville participants stopped. All necessary action was taken and all required notices were given in connection with Centerville's withdrawal as a participating employer. However, at the time of the withdrawal, there was a funding deficit with respect to the four Centerville participants, the amount of which was undetermined.

     On February 6, 2001, Seller purchased Centerville in a stock transaction. As part of the transaction, Seller agreed to pay Centerville's portion of the funding deficit up to a maximum of $50,000. Two of Centerville's former principal stockholders, M. Charles Kellogg and Richard D.

Goppert, signed an Indemnity Agreement whereby they agreed to indemnify Seller for any amount it is required to pay in excess of $50,000 in connection with the funding deficit. Although submissions have been made to the IRS and PBGC in connection with the Plan termination, the Plan's advisors have not been able to provide Seller with a definite amount of the underfunding liability associated with the Centerville employees. However, an estimate of $42,440 for Centerville's portion of the funding deficit has been calculated. Seller has also been advised that the final termination of the Plan (and determination of underfunding liability for the Centerville employees), is anticipated on or about March, 2002.

     In connection with the Agreement, Seller hereby agrees to pay up to $50,000 of any underfunding liability associated with the Centerville employees who are or were part of the Plan. Except for a separate written Agreement between Seller and Buyer with respect to said underfunding liability, Seller shall have no other liability whatsoever with respect to the funding of the Plan.

                                    AGREEMENT

     THIS AGREEMENT is dated as of this 22nd day of February, 2002, by and between 1st Financial Bancshares, Inc., a Kansas corporation ("SELLER") and Brooke Bancshares, Inc., a Kansas corporation ("BUYER").

     WHEREAS, Buyer and Seller have entered into that certain Stock Purchase Agreement ("the STOCK PURCHASE AGREEMENT") dated the 22nd day of February, 2002, pursuant to which Buyer will purchase all the issued and outstanding capital stock of Centerville State Bank ("CENTERVILLE BANK").

     WHEREAS, Seller and M. Charles Kellogg, an individual ("KELLOGG"), Richard
D. Goppert, an individual ("GOPPERT") (Kellogg and Goppert herein collectively referred to as "INDEMNITOR") are parties to that certain Indemnity Agreement dated as of February 6, 2001 (the "ORIGINAL INDEMNITY AGREEMENT"), pursuant to which Indemnitor have agreed to indemnify Seller for "Indemnifying Losses" as the term is defined therein.

     WHEREAS, subject to the terms and conditions herein contained, Seller has agreed to indemnify Buyer with respect to Indemnifying Losses which Seller recovers under the Original Indemnity Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and in the Stock Purchase Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledge by the parties hereto, Seller and Buyer agree as follows:

     1. DEFINITIONS. To the extent not expressly defined herein, all capitalized terms have the meanings ascribed to them in the Original Indemnity Agreement.

     2. PROSECUTION OF INDEMNITY CLAIMS. In the event a claim for Indemnifying Losses arises under the Original Indemnity Agreement, Seller hereby agrees to utilize its best efforts to prosecute enforcement of its rights thereunder, and Seller shall diligently seek collection of all amounts due under the Original Indemnity Agreement from Indemnitor. If Buyer, in its reasonable discretion, is not satisfied with the manner in which Seller is prosecuting the claim for Indemnifying Losses under the Original Indemnity Agreement, Buyer may deliver written demand to Seller to promptly assign to Buyer a non exclusive right to enforce such agreement. If it is alleged by any person that this assignment renders any such agreement unenforceable, then the assignment of the right to enforce the agreement set forth in this paragraph shall be rendered void. In such event and upon Buyer's request and at Buyer's expense, Seller shall act as a nominal plaintiff in an action to enforce such Agreement. Seller will provide to Buyer a copy of the Original Indemnity Agreement within ten (10) days from the date of this Agreement.

     3. RECOVERY OF INDEMNIFYING LOSSES. To the extent Indemnitor shall make any payment for Indemnifying Losses to Seller (herein, the "RECOVERY AMOUNTS"), Seller hereby agrees to endorse, transfer and assign to Buyer said Recovery Amounts within five (5) days from the date of Seller's receipt of said funds from Indemnitor.

     4. DURATION OF AGREEMENT. This Agreement shall become effective automatically and without further action by Buyer or Seller, upon the Closing (as defined in the Stock Purchase Agreement) of the transactions contemplated by the Stock Purchase Agreement. In the event that the Closing does not occur, this Agreement shall be deemed null and void. Furthermore, after the Closing, this Agreement shall automatically terminate, without notice or demand, on the 6th day of February, 2003 (the "TERMINATION DATE"). Any action, lawsuit or other proceeding by Buyer to enforce any of the terms, conditions, obligations or rights under this Agreement must be commenced on or before the Termination Date.

     5. NOTICES. Seller shall, promptly after obtaining knowledge thereof, advise Buyer in writing of the existence of any funding deficiency that gives rise to a claim for Indemnifying Losses under the Original Indemnity Agreement. As a condition precedent to any liability of Seller under this Agreement, Buyer shall promptly, and in any case not more than ten (10) business days after obtaining knowledge, advise Seller in writing of the existence of a funding deficiency that gives rise to a claim for Indemnifying Losses under the Original Indemnity Agreement.

     6. PAYMENT OF EXPENSES. In the event of litigation between the parties arising from this Agreement, the prevailing party or parties shall be entitled to their reasonable attorneys fees and expenses incurred in pursuing or defending such litigation.

     7. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been fully given if delivered in the manner required by the Stock Purchase Agreement.

     8. ASSIGNMENT. This Agreement and the rights and obligations of any party hereunder are not assignable by any of the parties hereto without the written consent of the other parties.

     9. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

     10. ENTIRE AGREEMENT. This Agreement, and the applicable provisions of the Stock Purchase Agreement, contains the entire agreement among the parties with respect to the transactions contemplated herein.

     11. AMENDMENT. No alteration, modification or change of this Agreement shall be valid unless made in writing executed by the parties hereto.

     12. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13. GOVERNING LAW. The validity of this Agreement, the terms hereof, and all duties, obligations and rights arising therefrom, shall be governed by and interpreted in accordance with the laws and decisions of the State of Kansas, as applicable to contracts made and to be performed in that State without reference or regard to conflicts of laws principles.

     14. ARBITRATION. The parties expressly agree to the arbitration provisions contained in the Stock Purchase Agreement.

     15. RECITALS/PREAMBLE. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.

     16. FACSIMILE SIGNATURES. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

     17. SEVERABILITY. If any clause, provision or section of this Agreement is held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                              1st FINANCIAL BANCSHARES, INC.,
                                              a Kansas corporation

                                              By: /s/ Thomas E. Bishop, Jr.
                                                  ------------------------------
                                                      Thomas E. Bishop, Jr.,
                                                      Chairman and C.E.O.

                                              BROOKE BANCSHARES, INC.

                                              By: /s/ Robert Allen
                                                  ------------------------------
                                                      Robert Allen,
                                                      Vice President

                                 ESCROW AGREEMENT

AGREEMENT this 22nd day of February 2002, by and among 1st Financial Bancshares, Inc. (Seller) and First Community Bank, Lee's Summit, Missouri (Escrow Agent), and Brooke Bancshares, Inc. (Buyer).

Seller and Buyer have simultaneously with the execution of this Agreement entered into a Stock Purchase Agreement (Agreement) by which Seller conveys to Buyer all of Seller's shares of stock in Centerville State Bank, Centerville, Kansas for the Formula Price as defined in the Agreement. The closing will take place on or before the date set forth in the Agreement but no later than June 30, 2002, unless Buyer and Seller mutually agree in writing to extend the closing date beyond June 30, 2002. Such closing shall take place at 1st Financial Bank, Overland Perk, Kansas or at such other place as Seller and Buyer may jointly designate in writing.

In accordance with the Agreement, Buyer must deposit $25,000 by cashier's check or electronically wired funds. Such amount will be considered and referred to as the "Earnest Money Deposit." The $25,000 earnest money deposit has been paid to Escrow Agent by Buyer. Escrow Agent acknowledges receipt of same from Buyer by cashier's check or electronically wired funds.

If the closing takes place under the Agreement, Escrow Agent at the time of closing shall pay the amount deposited with Escrow Agent plus all interest earned thereon to Buyer. If no closing takes place under the Agreement, Escrow Agent shall continue to hold the earnest money deposit until receipt of written authorization for its deposition signed by Buyer or Seller. If Escrow Agent intends to distribute funds based upon such instruction, Escrow Agent shall give written notice of its intent to Buyer and Seller. If Buyer or Seller objects to the proposed distribution at any time with ten business days of the date written notice is given, then Escrow Agent shall refrain from making the distribution until the matter can be resolved. Any such objections must be in writing and must be delivered to Escrow Agent by telefax or otherwise on or before the end of the tenth business day following the date such written notice is given by Escrow Agent. If no such objection is given, then Escrow Agents shall be free to make the distribution in accordance with the written notice of intention it has given to Buyer and to Seller. If written objection is delivered by either Buyer or Seller, then Escrow agent shall not deliver the earnest money deposit to either party until the parties' rights are finally determined in an appropriate action or proceeding or until a court or arbitrator orders Escrow Agent to deposit the down payment with it. If Escrow Agent does not receive a proper written authorization from Seller or Buyer, or if an action or proceeding to determine Seller's and Buyer's rights is not begun or diligently prosecuted, Escrow Agent is under no obligation to bring an action or proceeding in court to deposit the sum held, but may continue to hold the deposit or may initiate an interpleader action or similar proceeding and shall be entitled to recover its costs in connection therewith.

Escrow Agent shall be entitled to a fee of $400 which shall be evenly divided between Seller and Buyer. Escrow Agent assumes no liability except that of a stakeholder. Escrow Agent's duties are limited to those specifically set out in this Agreement. Escrow Agent shall incur no liability to anyone except for willful misconduct or gross negligence so long as the Escrow Agent acts in good faith. Seller and Buyer release Escrow Agent from any act done or omitted in good faith in the performance of Escrow Agent's duties.

Executed the date above written.

SELLER:                                     BUYER:
1st Financial Bancshares, Inc.              Brooke Bancshares, Inc.

/s/ [ILLEGIBLE]                                      /s/[ILLEGIBLE]
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By:                                                  By:
Its:                                                 Its:

ESCROW AGENT:
First Community Bank

/s/ [ILLEGIBLE]
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By: [ILLEGIBLE]
Its: